Exhibit 10.29

June 16, 2017

Benjamin Dewees

[address]

Dear Ben:

This letter agreement (“Agreement”) will confirm the terms of your separation from employment with Acer Therapeutics Inc. (“Acer” or the “Company”).

1. Separation of Employment. Your employment with Acer will terminate effective June 16, 2017. You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company. You will be paid all base salary less all required local, state, federal and other employment-related taxes and deductions, accrued though the Separation Date.

2. Separation Pay. Subject to your execution and non-revocation of this Agreement, which includes a standard release of claims, and in exchange for the other promises set forth in this letter, Company agrees to pay you separation pay consisting of continuation of your base salary, less all required local, state, federal and other employment-related taxes and deductions, through July 15, 2017 (the “Separation Pay”). The Separation Pay will commence on the next regular pay day after the effective date of this Agreement.

3. Health and Dental Insurance Reimbursement. Subject to your execution and non-revocation of this Agreement, Company shall continue to reimburse your monthly health and dental insurance premiums until the earlier to occur of December 15, 2017 or the date on which you secure alternative employment (or comparable consulting income).

4. Stock Options. You currently have 40,000 shares underlying your non-qualified stock options, 34,375 of which have vested. Subject to your execution and non-revocation of this Agreement, you will have until December 31, 2018 to exercise all 34,375 shares underlying your stock options in accordance with the exercise procedures set forth in the original option agreements. Any options which remain unexercised at the close of business on December 31, 2018, will expire. Your un-vested 5,625 stock options will be forfeited on the Separation Date.

5. Covenants.

(a)	You expressly acknowledge and agree to the following:

(i) You have returned as requested by Company, or properly deleted as requested by Company in the case of electronic copies, all Company property, including but not limited to your office keys, Company documents and files, disks or files in your possession, custody or control,

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com

whether maintained by you at work or off-site, excluding the laptop the Company gifted to you as of the Separation Date;

(ii) that you will abide by the Acer Employee Nondisclosure and Developments Agreement you entered into April 2, 2015 (the “NDA”), the terms of which are hereby incorporated by reference, except that the post-employment non-competition restriction in section 3(i) of the NDA will not apply to you, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(iii) that you will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so; and

(iv) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay and the cost of any benefits already paid to you pursuant to Sections 2, 3 and 4 of this Agreement.

(b)	Both you and the Company agree to the following:

(i) neither you nor the Company (acting through its officers, directors and managers) will make any statements that are professionally or personally disparaging about, or adverse to, your interests or the interests of the Company (and its officers, directors and managers) including, but not limited to, any statements that disparage you or any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and

(ii) neither you nor the Company (acting through its officers, directors and managers) will engage in any conduct which is intended to harm professionally or personally your reputation or the reputation of the Company and/or its officers, directors and managers.

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com

6. Release of Claims.

(a) You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay and benefits discussed in Sections 2, 3 and 4 and other good and valuable consideration, you are waiving your right to assert any and all forms of legal Claims against the Company of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (b) below, for purposes of this Section 5 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, including, without limitation:

(i) Claims under any California, Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the federal Age Discrimination Employment Act, the California Fair Employment and Housing Act; and Mass. Gen. L. c. 151B;

(ii) Claims under any other California, Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including the Massachusetts Wage Act;

(iii) Claims under any California, Massachusetts (or any other state) or federal common law theory; and

(iv) any other Claims arising under California, Massachusetts (or any other state) or federal law.

(b) Notwithstanding the foregoing, this Section 6 shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

(c) You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com

and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You expressly waive and relinquish all rights and benefits under that section and under any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Company, its affiliates, and the entities and persons specified above.

(d) You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the Separation Pay and benefits being provided to you under the terms of this Agreement.

7. Entire Agreement/Choice of Law/Enforceability. You acknowledge and agree that, with the exception of the Agreement identified in Section 5, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

8. Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a) By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b) You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you would not be receiving the consideration described in sections 2, 3 and 4.

(c) You understand that, among other claims you are releasing in the Release of Claims, are any claims against the Company alleging discrimination on the basis of age.

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com

(d) You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e) You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement (which may be waived by signing and returning this Agreement prior to the expiration of the 21-day period). If you choose to accept this Agreement within that time, please sign and date below and return it to the Company, c/o Chris Schelling, at Acer’ offices in Cambridge, Massachusetts.

(f) Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Chris Schelling at Acer’ offices in Cambridge, Massachusetts. To be effective, the notice of rescission must be hand delivered, or postmarked with the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

/s/ Chris Schelling
Chris Schelling
CEO & Founder

Confirmed and Agreed:

/s/ Benjamin Dewees
Benjamin Dewees

Acer Therapeutics Inc. | 222 Third Street, Suite 2240 | Cambridge, MA 02142 | www.acertx.com